Exhibit 10.1

LOAN AGREEMENT

NOW, THEREFORE, for and in consideration of mutual premises provided or to be provided, 8 million dollars ($8,000,000) USD and other good and valuable, sufficient, and equitable consideration, and mutual covenants, the receipt of, adequacy and sufficiency of which is hereby acknowledged, exchanged, and satisfied by all and between all parties, and intending to be bound hereby the performance thereof, and such represents reasonably just, equitable, adequate, and reasonable in value, the parties hereto covenant and agree to and stipulate as follows. Each Party agrees that the fair value of consideration it is receiving, has received and will receive under this Agreement equals or exceeds the fair value of the consideration it is delivering.

This Loan Agreement supersedes all pervious term sheets and discussions and is the final documentation of the Parties’ undertakings which is entered into and effective on the date of mutual execution hereof by and between:

Nemaura Medical Inc., for itself, representatives, affiliates, and assigns, with an office located at Advanced technology Innovation Centre, Oakwood Drive, Loughborough, LE11 3QF, United Kingdom, represents and warrants that they have the capacity and standing to enter into this Agreement, hereinafter referred to as (“Borrower”);

AND

Carter Gem Properties Limited, of Spyrou Kyprianou 47, 1st Floor, Mesa Geitonia, 4004 Limassol, Cyprus, represents and warrants that they have the capacity and standing to enter into this Agreement, hereinafter referred to as (“Lender”).

Borrower and Lender are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties”.

SECTION 1

DEFINITIONS
1.	Defined Terms. As used in this Agreement the following terms shall have the following meanings:
a)	“Agreement” shall mean this Loan Agreement, including any Exhibits or Schedules hereto, and as amended or supplemented from time to time, or as incorporated by reference into subsequent agreements.
b)	“Approved Loan Amount” shall mean the maximum amount the Lender is willing to fund the Loan.

c)	“Business Day” shall mean the working day of a calendar week, except Saturday, Sunday and public holidays in accordance with relevant applicable laws.
d)	“Breach” shall mean any of the Events of Default specified in this Agreement and other Loan Documents that constitute a default unless specified otherwise.

1

e)	“Consideration” shall mean Lender advising, coordinating, arranging, and consulting in the structure of this Agreement, sufficiency of which is hereby acknowledged. Consideration will include monetary and non-monetary exchanges, services, and other covenants.

f)	“Currency” the Loan and all interest and fees shall be in United States Dollars (“USD”). Funds provided for in accordance with this agreement must be paid in USD.
g)	“Loan” means the loan provided to Borrower hereunder.
h)	“Loan Documents” shall mean this Agreement and any other agreement made or delivered in conjunction with this Loan transaction.
i)	“Loan Principal Amount” shall mean the total gross amount lent to Borrower by Lender hereunder and subject to the stated conditions.
j)	“Maturity Date” shall have the meaning provided in Section 5.
k)	“Term of the Loan” shall mean the time period between the date that the Loan is provided to the Borrower the Maturity Date.
2.	Use of Defined Terms. All terms defined in this Agreement shall have such defined meanings when used herein and in any other Loan Documents.
3.	Statements as to Knowledge. Any statements, representations, or warranties which are based upon the knowledge of Borrower shall be deemed to have been made after due inquiry with respect to the matter in question but without Borrower being required to seek an opinion of counsel with respect thereto.

SECTION 2 MATERIAL TERMS OF THE LOAN

1.	Loan Principal Amount, drawdown, and repayment.
a)	Subject to all the terms and conditions of this Agreement, Lender agrees to lend to Borrower up to EIGHT MILLION ($8,000,000.00) USD (“Approved Loan Amount”).
b)	The Loan will be drawn down in tranches, whereby the Borrower will provide 20 calendar days’ notice to the Lender and stipulating the amount of Loan to be drawn down. Lender will deposit the monies requested in the notice from Borrower in the bank account as identified in schedule 1, within 20 calendar days of receipt of the notice.
c)	Borrower will make repayments of interest on the Loan Principal Amount at quarterly intervals, and the repayments shall be calculated according to the cumulative accrued loan at the end of each quarter. The repayment figure shall be provided within 3 working days of the end of each quarter by the lender, and the repayment shall be made within 5 working days of receipt of the repayment figure by the borrower.

d)	Repayments shall be interest only and the Loan Principal Amount shall accrue and be repayable on the Maturity Date.
2.	Interest Rate.
a)	All outstanding Loan Principal Amounts shall bear interest at the rate of Eight percent (8.0%) per year.

b)	All interest due and payable hereunder shall be paid in or its value determined in U.S. dollars
3.	Prepayment. The Loan may be re-paid in full at any time, with 20 days’ notice without any penalty.
4.	Fees
a)	Loan Origination Fee. None.
b)	Loan Maintenance Fee. None.
c)	Third Party Expenses. Each Party will be responsible for their costs associated with the execution of this Agreement.
5.	Term of the Loan and Maturity Date of Loan.
a)	The Loan shall mature, and the Loan Principal Amount shall be due and payable, on the fifth anniversary of the date hereof (the “Maturity Date” or “Maturity”).
b)	The Lender may extend the Maturity Date on the request of the Borrower. A fee in the amount of one percent (1%) of the Loan Principal Amount (the “Extension Fee”) shall be due and payable on the original Maturity Date if the Lender agrees to extend such Maturity Date at the prevailing annual interest rate at the time of extension.
c)	No later than sixty (60) calendar days prior to the Maturity Date, Borrower shall communicate to Lender in writing whether it intends to repay the Loan Principal Amount on the Maturity Date. No later than thirty (30) calendar days prior to the Maturity Date, Borrower shall provide proof of funds to repay the Loan Principal Amount.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to Lender that:

1.  Announcement. Borrower concedes that any regulatory announcement is the responsibility of the Borrower and Borrower will comply with all requirements placed by securities regulatory authorities and any costs associated with such announcements are the sole responsibility of the Borrower.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF LENDER

Lender represents and warrants to Borrower that:

1.  Loan Status. The loan is granted for use by the Borrower according to its business needs, and is not secured on any assets of the business.

SECTION 5

EVENTS OF DEFAULT AND REMEDIES

1.  Events of Default. An “Event of Default” shall exist if any term or condition of this Agreement is breeched, including one or more of the following occurs: Failure by Borrower to pay the interest and all applicable fees or charges when due or the Approved Loan Amount when due or any other default in the performance of an obligation that is not cured within the applicable cure time of 5 business days.

SECTION 6

INDEMNITY & LIMITATION OF LIABILITY

1. Neither Party will be liable for any indirect, incidental, special, punitive, opportunity loss, or consequential damages, forgone or speculative profit, including loss of revenue or profits or losses arising from its normal course of business.

SECTION 7

MISCELLANEOUS

1.  Notices. All notices and communications to either of the Parties by the other shall be in writing, sent by government mail or by a reputable commercial carrier or electronically and shall be deemed duly given on the earlier of the date the same is sent, if via electronic communication, or received when deposited in the mail, postage prepaid, as follows:

If to Lender:	Carter Gem Properties Limited, of Spyrou Kyprianou 47, 1st Floor, Mesa Geitonia, 4004 Limassol, Cyprus E: Shoaib@cartergem.co.uk

If to Borrower:	Nemaura Medical Inc., Attention: K Farrar Advanced Technology Centre Oakwood Drive, Loughborough, LE11 3QF, UK E: kfarrar@nemaura.co.uk

Either Party may designate by notice in writing to the other a new address to which notices, requests, and other communications hereunder shall be given.

Either Party may designate by written notice to the other of a new bank account to which funds and payments are to be made.

2.	Amendments. Amendments to this Agreement (including the adding or updating of any annexes, appendices, or schedules) will not be enforced unless such amendment is in writing and signed by authorized signatories on behalf of both Parties and added as an Addendum, with the exception of either Party informing the other of change of banks and only notice of such change is sufficient. Email exchanges will not modify this Agreement.

3.	Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party.
4.	Confidentiality. Other than as may be required by applicable law, this Agreement is to be kept confidential and is not to be reproduced in any manner whatsoever for persons other than the Parties hereto unless required by law. Specifically, each Party agrees to maintain the confidentiality of the business, trade, finances, and methods (“Confidential Information”) of the other Party and not disclose the Confidential Information to any person other than those whose knowledge is essential for the performance of the Loan Documents. Lender will not reveal the existence of this Agreement to the media or any regulatory body or government agency, unless ordered to do so by court of law or as required by applicable law. Lender may reveal the contents of this agreement in order to defend Lender’s dignity and reputation and dispel incorrect public information about the subject transaction.
5.	Consideration. This transaction and this Agreement constitute adequate and sufficient consideration and any argument for lack thereof is hereby waived. For purposes of this clause, consideration will include Lender advising, coordinating, arranging, and consulting in the structure of this Agreement, sufficiency of which is hereby acknowledged. Consideration will include monetary and non-monetary exchanges, services, and other covenants.
6.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
7.	Entire Agreement. This Agreement contains the entire Agreement between the Parties hereto and is legally binding upon them as of the date of the execution hereof. There will be no oral, written or electronic modifications other than written Addendums executed by both Parties.
8.	Force Majeure. Notwithstanding any provision of this Agreement, neither Party shall be liable for its inability in performing any of its obligations hereunder if such inability is caused by or arises as a result of circumstances beyond its reasonable control (“Force Majeure Event”). For the purposes of this Clause, a Force Majeure Event shall include, without limitation, inability or delay in performance caused through acts of God, fire, flood, riot, degradation in stock value, stock market crash, illiquidity of the stock and other adverse financial market conditions, lightning, explosion, civil commotion, malicious damage, storm, tempest, electronic malfunctions, acts or omissions of telecommunications carriers, acts of government or other regulatory authority, acts or omissions of persons or bodies for whom the Party affected thereby is not responsible, and any other circumstances beyond the reasonable control of the relevant Party. The Party affected by the Force Majeure Event shall promptly notify the other Party of the estimated extent and duration of such inability to perform its obligations hereunder. This Agreement shall remain in force until such time that the affected Party can perform.
9.	Governing Law. This Agreement and any dispute or claim arising out of or in connections with it, its subject matter, validity, formation or enforcement shall be governed by and construed in accordance with the laws of the United Kingdom.

10.	Severability. If any of the provisions of this Agreement or in any of the Loan Documents is found by an arbitral tribunal and/or court of competent jurisdiction to be unlawful, then such provision will be modified to reflect the commercial understanding between the Parties or, if impracticable, is stricken out entirely as if it were never included in the first place and the remainder of the rights and obligations contained in this Agreement or any of the Loan Documents shall continue to be in full force and effect.
11.	Termination. Either Party may terminate this agreement by giving 60 days’ notice to the other.
12.	Waivers. No waiver of any provision of this Agreement shall be effective unless agreed to in writing by the Parties. No course of dealing between Borrower and Lender shall operate as a waiver of any of the rights of the Parties under this Agreement with the exception of an action for injunctive relief, which shall not be permitted or attempted and shall be nullified upon application.
13.	General Release and Waiver of Claims. For consideration herein provided, Borrower hereby releases and forever discharges Lender and their respective successors, assigns, partners, directors, officers, agents, attorneys, transferees, and employees from any and all claims, legal fees, demands, cross-actions, controversies, causes of action, suits, damages, rights, liabilities and obligations, at law or in equity whatsoever, known or unknown, whether past, present or future, now held, owned or possessed by Borrower, or which Borrower may, as a result of any actions or inactions occurring prior to the execution of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year written below. It is specifically agreed and understood that this Agreement shall not be binding upon the Parties until the date it is signed by Lender and Borrower, and that shall be the effective date of this Agreement.

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BORROWER: Nemaura Medical Inc.,

Director or Officer:

Signature: /s/ Dewan F.H. Chowdhury

Date: 31st July 2019

Witness:

Name:

Address:

Lender: Carter Gem Properties Limited

Signature: /s/ Sufyan Ismail

Date: 31st July 2019

Witness:

Name:

Address:

EXHIBIT 1

BORROWER BANKING INFORMATION:

Bank/Institution Name:
Swift Code No/Routing No:
Account Number:
IBAN:
Account Name:
Bank Code:
Branch Code:

III. INTEREST, PRINCIPAL, & PAYMENT INFORMATION:

Lender Bank Information:

Attention:
Bank Name:	Deutsche Bank
A/C No. :	13669290
IBAN:	CH2708659136692902001
SWIFT:	DEUTCHGG
Bank Address: Bank Code: Branch Code	Place des Bergues 3, Case Postale, CH1211 Geneva